    Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 68 and 72 inspections at 37 and 40 of our mines of which there were 6 and no reportable citations during the years ended December 31, 2020 and 2019, respectively.

During the years ended December 31, 2020 and 2019, specifically with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
•	MSHA did not issue any imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	We did not experience any mining-related fatalities.
•	We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.
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During the year ended December 31, 2020, there were two legal actions that were a contest of citations and orders referenced in Subpart B of 29 CFR Part 2700 pending before the Federal Mine Safety and Health Review Commission and during the year ended December 31, 2019, there were no pending legal actions that are contests of citations and orders referenced in Subpart B of 29 CFR Part 2700. During the years ended December 31, 2020 and 2019, there were no contests of proposed penalties referenced in Subpart C of 29 CFR 2700, complaints for compensation referenced in Subpart D of 29 CFR 2700, complaints of discharge, discrimination or interference in Subpart E of 29 CFR2700, and appeals of judges decisions or orders to the MSHA referenced in Subpart F of 29 CFR 2700 before the Federal Mine Safety and Health Review Commission.

•	There was one such legal actions resolved during the year ended December 31, 2020 and there were no such legal actions instituted or resolved during the year ended December 31, 2019.
•	Proposed assessments from the MSHA during both years ended December 31, 2020 and 2019 were less than six thousand dollars.